Invest in tomorrow ’ s stars. Today. Corp. Fourth Quarter and Fiscal Year 2013 GSV financial data as of 12/31/13; market data as of 3/12/14

Invest in tomorrow ’ s stars. Today. This presentation contains forward looking statements that involve substantial risks and uncertainties . All forward - looking statements included in this presentation are made only as of the date hereof and are subject to change without notice . Actual outcomes and results could differ materially from those suggested by this presentation due to the impact of many factors beyond the control of GSV Capital Corp . ( “ GSVC ” ), including those listed in the "Risk Factors" section of our filings with the Securities and Exchange Commission ( “ SEC ” ) . Any such forward - looking statements are made pursuant to the safe harbor provisions available under applicable securities laws and GSVC assumes no obligation to update or revise any such forward - looking statements unless required by law . Certain information discussed in this presentation (including information relating to portfolio companies) was derived from third party sources and has not been independently verified and, accordingly, GSVC makes no representation or warranty in respect of this information . The following slides contain summaries of certain financial and statistical information about GSVC . The information contained in this presentation is summary information that is intended to be considered in the context of our SEC filings and other public announcements that we may make, by press release or otherwise, from time to time . We undertake no duty or obligation to publicly update or revise the information contained in this presentation unless required by law . In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured . You should not view the past performance of GSVC or any of its portfolio companies, or information about the market, as indicative of GSVC ’ s or any of its portfolio companies ’ future results . The performance data stated herein may have been due to extraordinary market conditions, which may not be duplicated in the future . Current performance may be lower or higher than the performance data quoted . This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities of GSVC . 2 Forward Looking Statements

Invest in tomorrow ’ s stars. Today. Investment Fair Value ( $M) % of Net Assets 1 $102.8 35.7% 2 $33.8 11.8% 3 $ 15.9 5.5% 4 $14.5 5.0% 5 $13.3 4.6% 6 $11.3 3.9% 7 $11.3 3.9% 8 $ 10.0 3.5% 9 $10.0 3.5% 10 $10.0 3.5% 3 Top 10 Positions = 80.9% of Net Assets

Invest in tomorrow ’ s stars. Today. 4 Equities and the IPO Market We continue to be BULLISH on equities overall, and in particular for leading growth companies. 1. Persistent imbalance for equities. 2. Attractive absolute and relative valuations. 3. Strong growth fundamentals. Last Week 1 Month 3 Months YTD 52 Week # of IPOs 4 15 52 42 215 Avg. Total Proceeds $92 $78 $238 $175 $228 % Priced Above Range 25% 13% 17% 14% 21% % Priced In Range 50% 53% 60% 57% 53% % Priced Below Range 25% 33% 23% 29% 25% Avg. 1 - Day Pop 26% 14% 19% 17% 19% Performance 26% 25% 47% 39% 26% IPO Dashboard IPO Data as of 3/9/14, Source: GSViQ

New Additions to Portfolio

Ozy Media Thesis
Ozy is building the iconic media brand for the Change Generation by producing future-orientated content on unconventional and undiscovered trends rather than stale news stories that are covered by other existing news outlets.

Curious.com Thesis
"Learning as a lifestyle" is becoming the new norm, driven by mobile device proliferation, ubiquitous broadband, and advances in content curation and delivery technology.

JAMF Thesis
As Apple products have become more prominent in the business and educational environments, JAMF is well-positioned to become the go-to platform for IT administrators operating in the space.

ePals Thesis
Social learning has gone global, and students and teachers will benefit from ubiquitous access to the best curriculum, materials and technology. We expect that natively collaborative applications that use a global community of learners—such as the type ePals has built—will enjoy extraordinary network effects.

PayNearMe Thesis
PayNearMe is the leading cash-based payments platform, allowing consumers to pay their rent, utility bills and loans, buy tickets online, through an existing presence in over 17,000 Family Dollar, 7-Eleven, and ACE Cash Express stores.

Knewton Thesis
The shift to digital and online is enabling what many educators consider to be the "Holy Grail" of learning—personalized, adaptive instruction and assessment. Knewton's personalized learning system has the potential to be the engine that powers this change.

GSV Asset Management
Invest in tomorrow's stars. Today. 5

Invest in tomorrow ’ s stars. Today. Key Investment Themes 6 Investment Theme Cloud and Big Data 20.6% Education Technology 27.1% Internet Commerce 8.0% Sustainability 9.6% Social Mobile 34.6% as a Percent of Invested Capital

Invest in tomorrow ’ s stars. Today. GSVC 12/31/13 Fair Value: $11.3M Unveiled ultra - thin, high - performance silicon solar cell at Intersolar Have raised $170M to date, including getting an investment from SunPower, Inc. 7 Other Investors Solexel is developing high - efficiency, low - cost, crystalline silicon solar cells and modules for photovoltaic electricity generation. Solexel ’ s innovative manufacturing process and product design minimize the use of expensive materials while providing industry - leading performance. First Investment: June 2012 GSVC Original Investment: $11.0M Company had raised $25M from Kleiner Perkins, Gentry, and Technology Partners Description At Time of Investment Sustainability – Bloom Energy Today Sustainability – Solexel

Invest in tomorrow ’ s stars. Today. GSVC 12/31/13 Fair Value: $4.5M Clients include Walmart, AT&T, Google, Coca - Cola, FedEx, Safeway, Kaiser Permanente, among many others Have raised $980M to date (1) 8 Other Investors Bloom Energy fuel cells are designed to deliver clean, reliable and cost - effective electricity. “Bloom Boxes” are generating electricity for Google, FedEx, eBay, and many others. First Investment: May 2011 GSVC Original Investment: $3.8M Began offering 10 year electricity contracts with no upfront costs. Description At Time of Investment Sustainability – Bloom Energy Today Sustainability – Bloom Energy (1) Crunchbase, 2014.

Invest in tomorrow ’ s stars. Today. GSV Financial Highlights 9 for the year ended December 31, 2013 Dollars Dollars per Share (Basic) Net Operating Expenses ($22,034,924) ($1.14) Net Realized Loss ($21,706,021) ($1.12) Unrealized Appreciation $87,445,149 $4.52 Deferred Tax Liability ($8,320,561) ($0.43) Net Increase in Net Assets $35,383,643 $1.83

Invest in tomorrow ’ s stars. Today. 10 GSV Capital Catalysts Thank You.